Exhibit 3.79

By-Laws of

VALLEY READY MIX, INC.

Article One — Organization

1.	The name of this Company shall be VALLEY READY MIX, INC.

2.	The Company shall have a seal which shall be in the following form attached

3.	The Company may at its pleasure by a vote of the shareholders change its name.

Article Two — Purposes

The following are the purposes for which this Company has been organized:

To produce and provide ready mix concrete products to commercial and residential customers.

To provide financial resources and assets necessary for the operation of related businesses.

For any other legal and lawful purpose as established by the Officers of the Company.

Article Three — Membership

Membership in this Company shall be open to all shareholders who have ownership interest in the Company

Article Four — Meetings

The annual shareholder meeting of this Company shall be held on the first Tuesday of October each and every year except if such day is a legal holiday then and in that event the Board of Directors shall fix the day but it shall not be more than two weeks from the date fixed by these by-laws. The secretary shall cause to be mailed to every shareholder in good standing at his or her address as it appears in the shareholder roll book of this Company a notice telling the time and place of such annual meeting.

Regular meetings of the Officers of this Company shall be held each Tuesday morning.

The presence of not less than two members shall constitute a quorum and shall be necessary to conduct the business of this Company. A quorum as herein before set forth shall be required at any adjourned meeting.

Special meetings of this Company may be called by the president when he deems it for the best interest of the Company. Notices of such meeting shall be mailed to all shareholders at their addresses as they appear in the shareholder roll book at least but not more than five days before the scheduled date set for such special meeting. Such notice shall state the reasons that such meeting has been called, the business to be transacted at such meeting and by whom called.

At the request of any one member of the Board of Directors the president shall cause a special meeting to be called but such request must be made in writing at least five days before the requested scheduled date.

No other business but that specified in the notice may be transacted at such special meeting without the unanimous consent of all present at such meeting.

Article Five — Voting

At all meetings, except for the election of officers and directors, all votes shall be viva voce, except that for the election of officers ballots may be provided and there shall not appear any place on such ballot any mark or marking that might tend to indicate the person who cast such ballot.

At any regular or special meeting if a majority so required any question may be voted upon in the manner and style provided for election of officers and directors.

At all votes by ballot the chairman of such meeting may immediately prior to the commencement of balloting appoint a committee who shall act as “Inspectors of Election” and who shall at the conclusion of such balloting certify in writing to the chairperson the results and the certified copy shall be physically affixed in the minute book to the minutes of that meeting.

No inspector of election shall be a candidate for office or shall be personally interested in the question voted upon.

Article Six — Order of Business

1.	Roll Call
2.	Reading of the minutes of the preceding meeting.
3.	Reports of Committees
4.	Reports of Officers
5.	Old and unfinished business
6.	New business
7.	Adjournments

Article Seven — Board of Directors

The business of this Company shall be managed by a Board of Directors consisting of at least two members together with the officers of this Company.

The directors to be chosen for the ensuing year shall be chosen at the annual meeting of this Company in the same manner and style as the officers of this Company and they shall serve for a term of two years.

The Board of Directors shall have the control and management of the affairs and business of this Company. Such Board of Directors shall only act in the name of the Company when it shall be regularly convened by its chairman after due notice to all the directors of such meeting.

Two of the members of the Board of Directors shall constitute a quorum and the meetings of the Board of Directors shall be held at least annually.

Each director shall have one vote and such voting may not be done by proxy.

The Board of Directors may make such rules and regulations covering its meetings as it may in its discretion determine necessary.

Vacancies in the Board of Directors shall be filled by a vote of the majority of the remaining members of the Board of Directors for the balance of the year.

The president of the Company by virtue of the office shall be chairperson of the Board of Directors. The Board of Directors shall select from one of their number a secretary.

A director may be removed when sufficient cause exists for such removal. The Board of Directors may entertain charges against any director. A director may be represented by counsel upon any removal hearing. The Board of Directors shall adopt such rules as it may in its discretion consider necessary for the best interests of the Company for this hearing.

Article Eight — Officers

The officers of the Company shall be as follows:

President

Vice President, if desired

Secretary Treasurer

The president shall preside at all shareholder meetings, by virtue of the office be chairperson of the Board of Directors, present at each annual meeting of the Company an annual report of the work of the Company, appoint all committees temporary or permanent, see that all books, reports and certificates as required by law are properly kept or filed, be one of the officers who may sign the checks or drafts of the Company, and have such powers as may be reasonably construed as belonging to the chief executive of any Company.

The vice president shall in the event of the absence or inability of the president to exercise his or her office become acting president of the Company with all rights, privileges and powers as if he or she had been the duly elected president.

The secretary shall keep the minutes and records of the Company in appropriate books, file any certificates required by any statute, federal or state, give and serve all notices to shareholders of the Company, be the official custodian of the records and seal of the Company, be one of the officers required to sign the checks and drafts of the Company, present to the shareholders at any meetings any communication addressed to the secretary of the Company, submit to the Board of Directors any communications which shall be addressed to the secretary, attend to all correspondence of the Company and exercise all duties incident to the office of the secretary.

The Treasurer shall have the care and custody of all monies belonging to the Company, be solely responsible for such monies or securities of the Company and be one of the officers who shall sign the checks or drafts of the Company. No special fund may be set aside that shall make it unnecessary for the Treasurer to sign the checks issued upon it.

The Treasurer shall render at stated periods as the Board of Directors shall determine a written account of the finances of the Company and such report shall be physically affixed to the minutes of the Board of Directors of such meeting and shall exercise all duties incident to the office of the Treasurer.

Officers shall by virtue of their office be members of the Board of Directors.

No officer or director shall for reason of the office be entitled to receive any salary or compensation, but nothing herein shall be construed to prevent an officer or director for receiving any compensation from the Company for duties other than as a director or officer.

Article Nine — Salaries

The Board of Directors shall hire and fix the compensation of any and all employees which they in their discretion may determine to be necessary in the conduct of the business of the Company.

Article Ten — Committees

All committees of this Company shall be appointed by the President and their term of office shall be for a period of one year or less if sooner terminated by the action of the President.

Article Eleven — Amendments

These by-laws may be altered, amended, repealed or added to by an affirmative vote of not less a majority of the shareholders but not less than two shareholders.

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